Q4 Guidance Reaffirmed... $11.7 million Revenues... Business Outlook Bullish... Zanett on Track to Profitable Q4 EBITDA*... FY2006 Revenues Forecasted +27%... (+11% Organic Growth);

Thursday February 15th, 8:00 am EDT

NEW YORK--(BUSINESS WIRE)-January 17, 2006--Zanett Inc. (NASDAQ: ZANE - News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, today announced a reaffirmation of revenue guidance for fourth quarter of 2006.

GUIDANCE

The following statements are based on current management expectations. These statements are forward-looking and actual results may differ materially.
This guidance supersedes and replaces any and all guidance or comments made by Zanett management prior to this date.

27% REVENUE GROWTH FORECASTED FOR 2006

The company expects its Q4 2006 services revenue, including reimbursed expenses, to be between $11.6 and $11.8 million, reaffirming the last guidance offered by the Company. The current guidance would represent revenue growth of about 27% Y-o-Y (i.e. over the fourth quarter of 2005) and, together with results from prior 2006 quarters, would represent a revenue amount of $45 million for all of FY2006 and a profitable Q4 EBITDA*. The Company expects to release their fiscal 2006 earnings in the third week in March. The Company's FY2006 10-K will be filed with the SEC by March 30, 2007.

Claudio Guazzoni, Chairman and CEO stated, "In 2006 we achieved record revenues and realized continued strong cash profitability. We are seeing year over year revenue growth of 27% for all of 2006, of which 11% is organic growth."

"I am very excited by the prospects that 2007 brings to Zanett. We believe we are very well positioned in our Commercial as well as in our Government Divisions. With solid business momentum, Zanett now carries this energy into 2007, solid business momentum, possessing positive potential for organic growth prospects, and equipped with what we expect to be a strong M&A pipeline," concluded Mr. Guazzoni.

CASH AND GAAP PROFITABILITY
"The fourth quarter was another record quarter for Zanett," said Dennis Harkins, Zanett's CFO. "We continued to achieve robust revenue and profit growth, demonstrating our strong position in a growing market."
 "We are currently cash profitable. For FY2006 the difference between cash profitability and GAAP profitability is the $1.8 million in non-cash charges (included in non cash charges are stock based compensation, depreciation and amortization). We are currently working hard to ameliorate this issue. We are closing-in on GAAP profitability by the end of Q1," concluded Mr. Harkins.

*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net-income plus all cash and non-cash interest expense, plus all cash and non cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

ABOUT ZANETT (www.zanett.com)
Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.
Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employees over 210 people nationwide and is headquartered in New York City, with offices in Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, Philippines, and Denver. Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2006 and its Quarterly Report on Form 10-QSB for the quarters ended September 31 2006, June 30 2006, and March 31 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Source: Zanett, Inc.